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                                                                    EXHIBIT 11.1


COMPUTATION OF EARNINGS (LOSS) PER SHARE


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
                                                   THREE MONTHS ENDED
                                                        March 31,
                                            -------------------------------
                                                2003               2002
                                            ------------       ------------
BASIC AND FULLY DILUTED:

Average shares outstanding                    21,198,947         19,087,289

Effect of potentially issueable common                --                  _
stock

Effect of shares over market                          --                 --
                                            ------------       ------------

Total                                         21,198,947         19,087,289
                                            ============       ============

Net earnings (loss)                         $   (367,129)      $   (676,028)
                                            ============       ============


Basic and fully diluted net earnings        $      (0.02)      $      (0.04)
                                            ============       ============
(loss) per share
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